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Contacts:         Deirdre Blackwood                  Tim Mullane
                  Corporate Communications           Talus Solutions
                  301-255-3143                       678-556-5225

                  Nate Wallace
                  Investor Relations
                  301-984-5059

                  Marc Chimes
                  Ogilvy Public Relations Worldwide
                  202-452-9482

FOR IMMEDIATE RELEASE

                  MANUGISTICS AGREES TO ACQUIRE TALUS SOLUTIONS

      Acquisition Redefines Supply-Demand Chain Optimization -- Creates 1st
          Profit-Focused Solution for Total Trading Network Management


ROCKVILLE, Md. and ATLANTA, Ga.--September 21, 2000-- Manugistics Group, Inc. (Nasdaq: MANU), a leading global provider of intelligent supply chain and eBusiness solutions for enterprises and evolving trading networks, and Talus Solutions, Inc., the world leader in Pricing and Revenue Optimization (PRO) products and services, today announced Manugistics has signed an agreement to acquire Talus in an approximately $366 million tax-free stock-for-stock merger.

The acquisition of Talus Solutions, which reported approximately $40 million in revenue for FY'99, brings Manugistics' leading supply chain optimization and eCommerce infrastructure solutions together with Talus' premier profitability optimization solutions. The combined company will be first to market with an end-to-end solution that combines the traditional cost reduction strengths of supply chain optimization with the pricing and revenue enhancing optimization capabilities that will help maximize profits across the supply-demand chain. Drawing upon the expertise of the two companies, the new solutions will be well suited for both Manugistics' target markets and the complex, dynamic pricing environment of eBusiness.

"The company's combined capabilities can offer the market the next generation solution that streamlines and maximizes business processes throughout the supply-demand chain - promoting increased levels of profitability and competitive value," said Manugistics CEO Greg Owens in announcing the acquisition. "Price sensitivity and demand elasticity are key elements in the business decision process. The expertise and products of Talus Solutions will enable us to offer our customers the break-through innovation of a fully optimized, eBusiness supply-demand network. And by optimizing supply, revenue and margins across the value chain, enterprises and trading networks will have the tools to sell the right products to the right customers at the right time through the right channels at the right prices - for higher profits."

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Talus Solutions CEO Tom Madison concurred, stating that, "Fundamentally, what excites us is that we are redefining two spaces - supply chain and PRO - and creating a technology blueprint for the future. By integrating our complementary optimization technologies we will enable companies to focus not just on optimizing supply and demand - OR - revenue and cost, but on optimizing the supply-demand chain throughout the entire enterprise. This is exactly what our clients are looking for."

Talus Solutions: Pricing and Revenue Optimization for Profitable Growth

"Talus Solutions' pricing and revenue optimization technology, broad solution footprint, deep domain expertise, and an impressive client list were key drivers behind our decision to acquire Talus," said Greg Owens. "This strategic acquisition builds on our business strategy to aggressively invest in new products and solutions, to differentiate ourselves in the market, and to deliver results to our clients."

|X| Broadest Footprint Talus Solutions has the broadest footprint and deepest functionality in pricing and revenue optimization. Talus offers the following solutions: Dynamic Pricing Optimization, Target Pricing Optimization, and Promotions Pricing Optimization. The suite also includes Revenue and Yield Management.

|X| Impressive Customer Base Talus Solutions has primarily a Fortune 500 customer base covering a broad range of markets including: transportation, travel and hospitality, electronics and high technology, and motor vehicle and parts.
        - Talus' clients include 17 of the 25 largest airlines, 7 of the 10 biggest hotel chains and 4 of the top 5 rental car companies. Clients include United Airlines, Ford Motor Company, UPS and Tickets.com.

|X| Deep Domain Expertise Talus Solutions has the largest base of expertise in PRO technology. Talus has over 250 employees many of whom hold doctoral degrees.

New Opportunities for Pricing and Revenue Optimization (PRO) in the Supply Chain

Pricing and Revenue Management (PRM), the precursor to PRO, has been used effectively by the travel, transportation and hospitality markets since the mid-80's. PRM has enabled hotels and airlines to analyze historical sales information and optimize revenue of seats or hotel rooms based on the mix of time-sensitive, higher paying business travelers and other price sensitive travelers.

Other industries, such as manufacturing or retail, share similar characteristics with the airline and hotel industries - like perishable resources, fixed capacity, advanced sales/bookings, uncertain demand or seasonal demand - characteristics that companies can optimize to realize significant benefits from the combined company's supply-demand chain pricing and revenue optimization solutions.

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Manufacturing capacity can be considered a fixed or constrained resource, given process design and capacity equipment expansion costs. A nimble supply and profitability optimization solution allows for fine-tuning of scheduling and pricing of under-utilized or over-utilized processing time. The fine-tuning through pricing is relatively inexpensive when compared to the cost of acquiring and maintaining additional capacity or liquidating excess capacity.

Supply-Demand Chain Optimization can help give companies the answers they need to make the smart business decision by simultaneously evaluating all the business considerations and exceptions - all in real time.

Terms of the Agreement

Under the agreement, Manugistics will acquire all outstanding stock and will assume all of the stock options of Talus, a privately held company. For the transaction, Manugistics will issue or reserve for issuance between 4.2 and 5.0 million shares of Manugistics common stock. The total value of the transaction is approximately $366 million, based upon the closing price of Manugistics common stock on September 20, 2000. The final value of the transaction and number of shares to be issued will be based upon Manugistics average price for the fifteen-day period prior to closing.

This transaction will be accounted for as a purchase transaction and will result in the recording of an intangible asset. Manugistics expects this acquisition to have a dilutive effect on earnings for the next three quarters, and accretive thereafter, excluding the amortization of this intangible asset. Going forward Manugistics intends in the future to report earnings net of the amortization of this intangible asset.


About Talus Solutions, Inc.

Headquartered in Atlanta with offices in Silicon Valley and London, Talus Solutions offers innovative software systems that have delivered billions of dollars in incremental revenue and profits to its customers. More information about Talus Solutions is available at www.TalusSolutions.com.

About Manugistics Group, Inc.

Headquartered in Rockville, Md., Manugistics Group, Inc. is a leading global provider of intelligent supply chain eBusiness solutions for enterprises and evolving trading networks. With more than 900 clients, Manugistics helps power intelligent decisions for profitable growth in leading companies such as Amazon.com, Coca-Cola Bottling, Commerx, Compaq, DuPont, eConnections, FreightWise, General Electric, Harley-Davidson, Hormel, Nestle, Timberland and Unilever.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties, and there are important factors that could cause actual results to differ materially from those anticipated by such statements. Certain of such statements may be identified by use of words or phrases such as "anticipate," "believe," "estimate," "expect," "foresee," "future," "intend," "optimistic," "positioned," "well-positioned" or "will." A discussion of these factors is set forth in the company's Annual Report on Form 10-K for the year ended February 29, 2000 (under the caption "Factors That May Affect Future Results," within the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the report) and other reports and documents filed with the Securities and Exchange Commission which are publicly available. Copies of these documents may also be obtained by contacting the company's Investor Relations department at 301-984-5000. The company assumes no obligation to update the information contained in this press release.

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Additional Information and Where to Find It

Manugistics Group, Inc. will be complying with the filing requirements of SEC in connection with the acquisition. The filings will contain more complete information about the acquisition. Investors and security holders are urged to read SEC filings regarding this acquisition carefully when they are available. These documents will contain important information about Manugistics Group, Inc., Talus Solutions, Inc., the acquisition and related matters. Investors and security holders will be able to obtain copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov. Copies of these documents may also be obtained by request from Manugistics by mail to Manugistics, 2115 East Jefferson Street, Rockville, MD 20852-4999 attention: Investor Relations, telephone: (301) 984-5000.

You may read and copy any reports, statements or other information filed by Manugistics at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Manugistics' filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.
                                       ###

Manugistics is a registered trademark, and the Manugistics logo and the phrase "Leveraged Intelligence" are trademarks, of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com